1551 N. Tustin Avenue, Suite 300

Santa Ana, CA 92705

714.667.8252 main

714.667.6860 fax

www.gbe-reits.com/healthcare2

Contact: Damon Elder
Phone: 714.975.2659
Email: damon.elder@grubb-ellis.com

Grubb & Ellis Healthcare REIT II Acquires
Humble Surgical Hospital Near Houston

HOUSTON (Dec. 16, 2010) – Grubb & Ellis Healthcare REIT II, Inc. today announced that it has acquired Humble Surgical Hospital, a Class A, single-story, 30,000-square-foot surgical hospital in the Houston suburb of Humble. The acquisition closed on Dec. 10.

Located at 1475 FM 1960 East Bypass, Humble Surgical Hospital is a multi-specialty, physician owned medical center that relocated to its newly-renovated facility in August 2010. The hospital has the capacity to treat more than 1,000 cases per month and can provide comprehensive medical care. The facility includes six state-of-the-art operating rooms and two procedure rooms in which a variety of surgical services are performed, including: orthopedics, ophthalmology, podiatry, plastic surgery, pain management, chiropractics, spine and gastroenterology. Among other amenities, Humble Surgical Hospital offers private post-surgical care rooms, wireless internet connectivity, convenient and plentiful parking and professional catering services.

“The acquisition of Humble Surgical Hospital is a home run for Grubb & Ellis Healthcare REIT II,” said Danny Prosky, president and chief operating officer of the REIT. “It has all the characteristics we value when acquiring an asset for our portfolio: 100 percent occupied by a strong tenant, new construction, a thriving metropolitan location and attractive financials that are immediately accretive to our bottom line.”

Humble Surgical Hospital is fully leased to Humble Surgical Hospital, LLC for a period of 15 years under an absolute net lease. The property was acquired from Humble REP, LLC, an unaffiliated third party represented by Henry Hagendorf, vice president, Investment Group in Grubb & Ellis Company’s Houston office. Grubb & Ellis Healthcare REIT II financed the acquisition using borrowings under its line of credit with Bank of America, N.A., cash proceeds received from its offering and a $9 million loan provided by American Momentum Bank.

As of Dec. 3, 2010, Grubb & Ellis Healthcare REIT II has sold approximately 13,413,393 shares of its common stock, excluding the shares issued under it distribution reinvestment plan, for approximately $133,816,000 through its initial public offering, which began at the end of the third quarter of 2009.

To date, the REIT has made 12 geographically diverse acquisitions comprised of 22 buildings valued at approximately $175 million, based on purchase price.

About Grubb & Ellis Healthcare REIT II
Grubb & Ellis Healthcare REIT II, Inc. intends to qualify as a real estate investment trust that seeks to preserve, protect and return investors’ capital contributions, pay regular cash distributions, and realize growth in the value of its investments upon the ultimate sale of such investments. Grubb & Ellis Healthcare REIT II is seeking to raise up to approximately $3 billion in equity and to acquire a diversified portfolio of real estate assets, focusing primarily on medical office buildings and other healthcare-related facilities.

Grubb & Ellis Healthcare REIT II is sponsored by Grubb & Ellis Company (NYSE: GBE). Grubb & Ellis is one of the largest and most respected commercial real estate services and investment companies in the world. Grubb & Ellis Company’s 6,000 professionals in more than 100 company-owned and affiliate offices draw from a unique platform of real estate services, practice groups and investment products to deliver comprehensive, integrated solutions to real estate owners, tenants and investors. The firm’s transaction, management, consulting and investment services are supported by highly regarded proprietary market research and extensive local expertise. Through its investment subsidiaries, the company is a leading sponsor of real estate investment programs that provide individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including publicly registered non-traded real estate investment trusts (REITs), mutual funds, separate accounts and other real estate investment funds. For more information, visit www.grubb-ellis.com.

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This release contains certain forward-looking statements (under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) with respect to Humble Surgical Hospital’s financial strength and whether it will be immediately accretive to our bottom line and whether the property’s location will be beneficial to its financial performance. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: uncertainties relating to the financial strength of Humble Surgical Hospital and the local economy of Humble, Texas; uncertainties relating to whether Humble Surgical Hospital’s financial performance will be immediately accretive to our bottom line; our ability to retain Humble Surgical Hospital as a tenant; uncertainties relating to changes in general economic and real estate conditions; uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of our real estate investment strategy; and other risk factors as outlined in the company’s prospectus, as amended from time to time, and as detailed from time to time in our periodic reports, as filed with the U.S. Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

THIS IS NEITHER AN OFFER TO SELL NOR AN OFFER TO BUY ANY SECURITIES DESCRIBED HEREIN. OFFERINGS ARE MADE ONLY BY MEANS OF A PROSPECTUS OR OFFERING MEMORANDUM.

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